Exhibit 10.13

SUMMARY OF EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

The following is a summary of the current compensation arrangements between InfraSource Services, Inc. (the “Company”) and its executive officers, with information provided as of the March 2005 filing date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Form 10-K Report”).

Cash Compensation.  The Company’s cash compensation package for its executive officers consists of two components:  (1) base salary; and (2) annual performance-based bonuses.  The Company also provides stock-based equity incentive grants to its executive officers as an incentive to retain its executives and promote ownership in the Company.  Such equity-based grants are generally issued under the Company’s 2004 Omnibus Stock Incentive Plan that is filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1, originally filed January 30, 2004 and declared effective May 6, 2004 (the “Registration Statement”).

The Company is party to Management Agreements with each of its executive officers.  Each executive officer’s employment is at-will, subject to the provisions of the applicable Management Agreement.

Base Salary:  Base salaries for executive officers are established in the Management Agreements with the Company.  The current base salaries for the executive officers are:

Name	Title(s)	Agreement Date	Base Salary as of March 15, 2005

David R. Helwig	CEO and President	September 24, 2003	$437,600	(1)
Terence R. Montgomery	SVP and CFO	September 24, 2003	$260,000
Henry E. Jackson(2)	President, Dasheill Corporation and Dacon Corporation	September 24, 2003	$250,000
Stephen Reiten	President & COO, MJ Electric	September 24, 2003	$200,000
Paul M. Daily	President & CEO, InfraSoure Underground Services, Inc.	September 24, 2003	$240,000
R. Barry Sauder	VP, Corporate Controller and Chief Accounting Officer	April 6, 2004	$180,250

(1)           Mr. Helwig’s salary is effective as of April 1, 2005.

(2)           Mr. Jackson retired from the Company effective January 3, 2005.

Under the Management Agreements, the base salaries are reviewed annually by the Board, or any duly authorized committee of the Board, in its sole discretion.  For Messrs. Helwig, Montgomery, Reiten and Daily, such discretion is limited by the Management Agreement to the authority to increase (but not decrease) the base salary paid.  Annual increases, if any, generally occur by March 15, 2005 of each year.

Bonus Compensation:  Each executive officer is eligible to participate in the Annual Incentive Compensation Program (“AICP”) of the Company.  The AICP establishes corporate goals and individual operating unit goals.  Potential bonus opportunity is based principally upon sharing in the profitability, cash flow, economic value added or related financial performance parameters.  Each executive officer’s goals are established specifically, depending upon his role with the Company.  For example, executive officers that are in charge of operating units may have more of their potential bonus compensation tied to such unit’s performance, while the “corporate” level executive officers potential bonus compensation is tied to corporate performance measures.

The principal AICP measures are net income (at the corporate and operating unit levels) and EBIT (earnings before income tax),  related measures, with Days Sales Outstanding (gross accounts receivable minus accounts receivable older than designated periods and other deductions) and safety related indicators as potential downward modifiers.  Net income must meet a designated threshold (determined for each year) before any bonus pool is funded by the Company.  Specific individual operating unit measures may also be established each year.  Once threshold funding is achieved, the Board of Directors (or duly authorized committee of the Board) does have discretion to consider unusual items that impact the performance measures.  The AICP goals and performance measures for 2005 will likely be substantially similar to those used in 2004, subject to the discretion of the Board of Directors, or a duly authorized committee of the Board.

In addition to the potential bonus compensation under the AICP, Messrs. Helwig, Montgomery, Reiten and Daily are eligible for signing bonuses under their respective Management Agreements.  Such signing bonuses relate to the merger transaction, which occurred September 24, 2003 in which the Company acquired InfraSource Incorporated and certain of its subsidiaries from Exelon Enterprises Company, LLC (the “Merger”).  Seventy-five percent of the signing bonuses to be paid to the eligible executives were paid, in cash or in shares of common stock, on September 24, 2003 and the remaining twenty-five percent will be paid if the executive officer is employed by the Company on September 23, 2005.  The amount of the signing bonuses are:

Name	Signing Bonus

David R. Helwig	$300,000
Terence R. Montgomery	$150,000
Stephen J. Reiten	$165,000
Paul M. Daily	$150,000

Equity-Based Compensation.  Executive officers are eligible to receive grants and awards under the Company’s 2004 Omnibus Stock Incentive Plan, and to participate in the Company’s 2004 Employee Stock Purchase Plan, which are filed as Exhibits 10.6 and 10.7 to the Company’s Registration Statement.

Deferred Compensation Plan.  Each executive officer is eligible to participate in the Company’s Deferred Compensation Plan, which is filed as Exhibit 10.8 to the Company’s Registration Statement.